                                                                    EXHIBIT 99.1


               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants                                           F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998                F-3

Consolidated Statements of Operations for the Years Ended
   December 31, 1999, 1998, and 1997                                        F-4

Consolidated Statements of Stockholders' Equity for
   the Years Ended December 31, 1999, 1998, and 1997                        F-5

Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1999, 1998, and 1997                                        F-6

Notes to Consolidated Financial Statements                                  F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Cambridge Technology Partners (Massachusetts), Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Cambridge Technology Partners (Massachusetts), Inc. (the "Company") at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP



Boston, Massachusetts
February 10, 2000, except for the first
paragraph of Note M, as to which the date is March 2, 2000

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                           DECEMBER 31,
                                                                        1999         1998
                                                                     ---------    ---------
ASSETS
Current assets:
    Cash and cash equivalents                                        $  62,288    $  80,051
    Investments held to maturity                                        28,659       24,918
    Accounts receivable, less allowance of $10,287 and $4,550
       at December 31, 1999 and 1998, respectively                     126,842      133,583
    Unbilled revenue on contracts                                       13,181       10,964
    Deferred income taxes                                                  247        2,179
    Prepaid expenses and other current assets                           38,465       33,284
                                                                     ---------    ---------
       Total current assets                                            269,682      284,979

Property and equipment, net                                             53,127       48,255
Deferred tax asset                                                       3,619           --
Other assets                                                            41,246       17,972
                                                                     ---------    ---------
       Total assets                                                  $ 367,674    $ 351,206
                                                                     =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                 $  13,845    $  15,804
    Accrued expenses                                                    54,971       49,603
    Deferred revenue                                                     9,594       10,861
    Income taxes payable                                                12,054       30,635
    Obligations under capital leases, current                               71          147
                                                                     ---------    ---------
       Total current liabilities                                        90,535      107,050

Obligations under capital leases                                           103          197
Deferred income taxes                                                       --        1,809

Commitments and contingencies

Stockholders' equity:
    Preferred stock, par value $.01 per share, 2,000,000 shares authorized and none issued and outstanding
       at December 31, 1999 and 1998, respectively                          --           --
    Common stock, $.01 par value, authorized 250,000,000 shares at
       December 31, 1999 and 1998, respectively;
       issued and outstanding 62,065,028 and 58,856,401 shares
       at December 31, 1999 and 1998, respectively                         621          589
    Additional paid-in capital                                         159,738      115,662
    Retained earnings                                                  129,670      127,551
    Accumulated other comprehensive loss                                (9,331)      (1,652)
    Deferred compensation                                               (3,662)          --
                                                                     ---------    ---------
       Total stockholders' equity                                      277,036      242,150
                                                                     ---------    ---------
       Total liabilities and stockholders' equity                    $ 367,674    $ 351,206
                                                                     =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                  YEARS ENDED DECEMBER 31,
                                              1999         1998         1997
                                           ---------    ---------    ---------

Revenues                                   $ 628,111    $ 612,041    $ 438,329

Costs and expenses:
    Project personnel                        316,931      272,263      203,928
    General and administration                94,590       66,454       47,445
    Sales and marketing                       66,042       56,947       40,668
    Other costs                              182,497      126,970       84,582
    Business combination costs                  --          8,400        4,760
                                           ---------    ---------    ---------
       Total operating expenses              660,060      531,034      381,383
                                           ---------    ---------    ---------

Income/(loss) from operations                (31,949)      81,007       56,946

Other income (expense):
    Interest income, net                       2,727        2,233        1,824
    Gain on equity investments                29,556          798          188
    Gain on sale of marketable
       equity securities                       2,228         --           --
    Foreign exchange gain/(loss)                 856         (934)        (122)
                                           ---------    ---------    ---------
       Total other income                     35,367        2,097        1,890
                                           ---------    ---------    ---------

Income before income taxes                     3,418       83,104       58,836
Provision for income taxes                     1,299       31,164       25,054
                                           ---------    ---------    ---------

Net income                                 $   2,119    $  51,940    $  33,782
                                           =========    =========    =========

Basic net income per share                 $     .04    $     .90    $     .62
                                           =========    =========    =========

Diluted net income per share               $     .03    $     .83    $     .55
                                           =========    =========    =========

Weighted average number of
    common shares outstanding                 60,004       58,079       54,632
                                           =========    =========    =========

Weighted average number of common and
    common equivalent shares outstanding      61,745       63,301       60,775
                                           =========    =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (in thousands, except share data)


                                                                                    ACCUMULATED
                                                                        ADDITIONAL     OTHER
                                                      NUMBER OF   PAR    PAID-IN    COMPREHENSIVE    DEFERRED    RETAINED
                                                       SHARES    VALUE   CAPITAL    INCOME (LOSS)  COMPENSATION  EARNINGS    TOTAL
                                                     ----------  -----  ----------  -------------  ------------  --------  ---------
Balance, December 31, 1996                           53,367,636   $534   $ 49,532      $   125        $ --       $ 48,605  $ 98,796

    Comprehensive income/(loss):
      Net income                                             --     --         --           --          --         33,782    33,782
      Other comprehensive income:
        Foreign currency translation adjustment              --     --         --       (2,586)         --             --    (2,586)
                                                                                                                           --------
    Total comprehensive income                                                                                               31,196
    Exercise of stock options                         2,170,050     22     12,779           --          --             --    12,801
    Tax benefit related to stock option exercises            --     --      5,807           --          --             --     5,807
    Shares issued under employee stock purchase plan    211,734      2      4,934           --          --             --     4,936
    Exercise of stock warrants                          900,000      9      1,791           --          --             --     1,800
    Accretion of Peter Chadwick preferred stock              --     --        557           --          --           (557)       --
    Dividend distribution (Peter Chadwick)                   --     --         --           --          --         (4,085)   (4,085)
    Dividend distribution (Excell)                           --     --         --           --          --           (384)     (384)
                                                     ----------   ----   --------      -------     -------       --------  --------
Balance, December 31, 1997                           56,649,420    567     75,400       (2,461)         --         77,361   150,867

    Comprehensive income/(loss):
      Net income                                             --     --         --           --          --         51,940    51,940
      Other comprehensive income/(loss):
        Foreign currency translation adjustment              --     --         --         (446)         --             --      (446)
        Unrealized gain on investment, net of taxes          --     --         --        1,255          --             --     1,255
                                                                                                                           --------
      Other comprehensive income                                                                                                809
                                                                                                                           --------
    Total comprehensive income                                                                                               52,749
    Exercise of stock options                         1,975,616     20     18,656           --          --             --    18,676
    Tax benefit related to stock option exercises            --     --     12,238           --          --             --    12,238
    Shares issued under employee stock purchase plan    231,365      2      7,618           --          --             --     7,620
    Excell conversion to C Corporation                       --     --      1,750           --          --         (1,750)       --
                                                    -----------   ----   --------      -------     -------       --------  --------
Balance, December 31, 1998                           58,856,401    589    115,662       (1,652)         --        127,551   242,150

    Comprehensive income/(loss):
      Net income                                             --     --         --           --          --          2,119     2,119
      Other comprehensive income/(loss):
        Foreign currency translation adjustment              --     --         --       (6,489)         --             --    (6,489)
        Reclassification adjustment for gain on
          investment                                         --     --         --       (1,255)         --             --    (1,255)
        Unrealized gain on investment, net of taxes          --     --         --           65          --             --        65
                                                                                                                           --------
      Other comprehensive income/(loss)                                                                                      (7,679)
                                                                                                                           --------
    Total comprehensive income/(loss)                                                                                        (5,560)
    Exercise of stock options                         2,462,864     25     29,767           --          --             --    29,792
    Tax benefit related to stock option exercises            --     --      1,690           --          --             --     1,690
    Shares issued under employee stock purchase plan    445,763      4      8,291           --          --             --     8,295
    Issuance of restricted stock to employee at par     300,000      3      4,328           --      (4,328)            --         3
    Amortization of deferred compensation                                                              666                      666
                                                    -----------   ----   --------      -------     -------       --------  --------
Balance, December 31, 1999                           62,065,028   $621   $159,738      $(9,331)    $(3,662)      $129,670  $277,036
                                                    ===========   ====   ========      =======     =======       ========  ========

The accompanying notes are an integral part of the consolidated financial statements.

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                   YEARS ENDED DECEMBER 31,
                                                                1999        1998        1997
                                                              --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $  2,119    $ 51,940    $ 33,782
Adjustments to reconcile net income to net cash
    (used in)/provided by operating activities:
    Depreciation and amortization                               16,609      12,846       8,762
    Stock based compensation                                       666        --          --
    Tax benefit from exercise of stock options                   1,690      12,238       5,807
    Gain on equity investment in Cambridge
       Technology Capital Fund                                 (29,556)       (798)       --
    Realized gain on sale of marketable equity securities       (2,228)       --          --
    Change in deferred income taxes                             (2,746)     (1,096)       (337)
    Changes in assets and liabilities:
      Decrease/(increase) in accounts receivable                 3,684     (27,574)    (45,346)
      Increase in unbilled revenue on contracts                 (2,766)     (1,880)     (4,756)
      Increase in prepaid expenses and other current assets     (5,957)     (5,214)    (10,533)
      Decrease/(increase) in other assets                        7,515      (6,689)     (2,346)
      (Decrease)/increase in accounts payable                   (1,640)     (3,422)      6,483
      Increase in accrued expenses                               5,226       8,331      13,680
      (Decrease)/increase in deferred revenue                   (1,223)      1,359       4,217
      (Decrease)/increase in income taxes payable              (20,521)     11,165      12,741
      Other, net                                                  --          --         1,129
                                                              --------    --------    --------
       Net cash (used in)/provided by operating activities     (29,128)     51,206      23,283
                                                              --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment                            (21,377)    (24,048)    (23,089)
Purchase of investments held to maturity                       (36,758)    (32,288)    (18,261)
Maturity of investments held to maturity                        33,017      23,194      15,164
Proceeds from sale of Cambridge Technology
    Capital Fund distributions in kind                             888        --          --
Investment in Cambridge Technology Capital Fund                 (2,978)     (1,589)       (300)
Proceeds from sale of marketable securities                      2,324        --          --
                                                              --------    --------    --------
       Net cash used in investing activities                   (24,884)    (34,731)    (26,486)
                                                              --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term loan arrangement                          --          --           875
Repayment of long-term debt and capital leases                    (170)     (1,013)       (250)
Dividend distributions                                            --        (1,193)     (3,340)
Proceeds from employee stock purchase plan                       8,295       7,620       4,936
Proceeds from exercise of stock options                         29,792      18,676      12,801
Proceeds from exercise of warrants                                --          --         1,800
                                                              --------    --------    --------
    Net cash provided by financing activities                   37,917      24,090      16,822
                                                              --------    --------    --------

Effect of foreign exchange rate changes on cash                 (1,668)       (163)       (426)

Net (decrease)/increase in cash and cash equivalents           (17,763)     40,402      13,193
Cash and cash equivalents at beginning of period                80,051      39,649      26,456
                                                              --------    --------    --------
Cash and cash equivalents at end of period                    $ 62,288    $ 80,051    $ 39,649
                                                              ========    ========    ========

The accompanying notes are an integral part of the consolidated financial statements.

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION
Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge" or the "Company") performs global technology and consulting services that accelerate its clients' transition to the New Economy. Founded in 1991, the Company combines electronic business and digital strategy consulting and cross-enterprise, software integration services to "Global 1000" organizations worldwide, delivering "end-to-end" business solutions usually on a fixed-time, fixed-price basis. Cambridge's services include digital business strategies, electronic commerce technical solutions consulting, Internet user experience design, advanced software application integration, custom software solutions, network solutions, enterprise resource solutions, change management consulting, and integrated management consulting across various industrial sectors and the entire scope of the value chain of the Company's clients.

BASIS OF REPORTING
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and balances have been eliminated in consolidation. On August 31, 1998, the Company acquired all of the outstanding capital stock of Excell Data Corporation ("Excell"). The acquisition of Excell was accounted for using the pooling of interests method of accounting (see Note B). All prior period historical consolidated financial statements presented herein have been restated to include the financial position, results of operations, and cash flows of Excell. Certain prior period amounts have been reclassified to conform to current period presentation.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from the date of purchase and whose carrying amount approximates market value due to the short maturity of the investments.

INVESTMENTS
The Company holds investments in marketable securities which are classified as held to maturity and all have remaining maturities of twelve months or less from the balance sheet date. At December 31, 1999 and 1998, held to maturity securities consist of investment grade municipal bonds of $28.7 million and $24.9 million, respectively, which are reported at amortized cost which approximates market value.

The Company also holds marketable equity securities which are classified as available for sale within other assets and are recorded at fair value. At December 31, 1999, the Company had marketable securities at fair value of $1.3 million with a cost of $1.2 million, and an unrealized gain of $65,000, net of taxes. At December 31, 1998, the Company had marketable securities at fair value of $2.1 million with a cost of $96,000, and an unrealized gain of $1.3 million, net of taxes.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Repairs and maintenance costs are charged to operations when incurred, while betterments are capitalized. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Estimated useful life of equipment is three to five years, furniture and fixtures is five to seven years, motor vehicles is four years and software is three to five years. Leasehold improvements are amortized over the shorter of its useful life or the term of the lease. Buildings are being depreciated over an estimated useful life of forty years. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation is removed from the accounts and any gain or loss is reflected in income.

INTANGIBLE ASSETS
Goodwill of approximately $4.8 million, related to the acquisition of IOS Group AB (now CTP Scandinavia) in February 1994, is being amortized over six years on a straight-line basis. The Company recorded amortization expense of $798,000 for each of the years ended December 31, 1999, 1998, and 1997. As of December 31, 1999 and 1998, the accumulated amortization was $4.6 million and $3.9 million, respectively. The carrying value of goodwill is subject to periodic review of realizability.

INCOME TAXES
The Company recognizes deferred tax assets and liabilities based on temporary differences between the financial statement and tax bases of assets and liabilities using the expected tax rates in the year in which the differences are expected to reverse. The Company may provide a valuation allowance against net deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

EQUITY METHOD INVESTMENTS
The Company accounts for its investment in the Cambridge Technology Capital Fund I L.P. (the "Fund") under the equity method whereby the Company's share of the income or losses of the Fund is reflected in "Gain (loss) on equity investments" in the consolidated statements of operations. The Company's carrying value for its equity method investment in the Fund is included in "Other assets" in the consolidated balance sheets (see Note N). The Company records distributions from the Fund as a reduction in its investment in the Fund.

The Company owns both limited partner and general partner interests in the Fund. To date the Company has recognized income or loss based on its approximately 24% interest in the Fund. In 1999, the Fund's net income was primarily derived from unrealized gains based on changes in the fair value of the securities it has invested in, which are subject to market fluctuations (see Note N).

REVENUE RECOGNITION
The Company operates in one industry segment, the design, development, and implementation of business solutions. Revenues from business solutions contracts are recognized primarily on the percentage of completion method. The cumulative impact of any revision in estimates of the percent complete is reflected in the period in which the changes become known. Losses on projects in progress are recognized when known. Net revenues exclude reimbursable expenses charged to clients. Revenues from package software evaluation and implementation services are recognized as service is provided, principally on a time and materials basis.

Deferred revenue consists of amounts received or billed in advance of services to be provided. Unbilled revenue represents amounts recognized based on services performed in advance of billings in accordance with contract terms.

EARNINGS PER SHARE
Earnings per share ("EPS") is presented as basic and diluted EPS. Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents (using the treasury stock method).

TRANSLATION OF FOREIGN CURRENCIES AND FOREIGN EXCHANGE TRANSACTIONS
For non-U.S. operations, the functional currency is the applicable local currency. The translation of the functional currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average rates of exchange prevailing during the reporting period. Adjustments resulting from the translation of foreign currency financial statements are accumulated in a separate component of stockholders' equity until the entity is sold or substantially liquidated. Gains or losses resulting from foreign currency transactions are included in the results of operations.

FOREIGN EXCHANGE CONTRACTS
The Company maintains foreign exchange contracts to mitigate the risk of changes in foreign exchange rates associated with intercompany balances. The contracts generally have maturities of one month. The impact of exchange rate movements on contracts is recorded in other income in the period in which the exchange rates change, generally consistent with the term of the contract. As of December, 31, 1999 and 1998, the Company held foreign exchange forward contracts of approximately $10.2 million and $9.4 million, respectively, and there were no related deferred gains and losses. The Company does not hold foreign exchange contracts for trading purposes.

CONCENTRATION OF CREDIT RISK
The Company provides its services primarily to Global 1000 companies. The Company performs ongoing credit evaluations of its major customers and maintains reserves for potential credit losses. Such losses have been immaterial and have been within management's expectation. No single customer accounted for 5% or more of total net revenues for the years ended 1999, 1998, and 1997.

The Company may be exposed to credit-related losses in the event of nonperformance by counterparties to hedging instruments. The counterparties to these contracts are major financial institutions. The Company continually monitors its positions and credit ratings of its counterparties and limits the amount of contracts it enters into with any one party.

RISKS AND UNCERTAINTIES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to provide estimates and assumptions that affect the amounts reported in the financial statements and the related footnotes. Actual results could differ from those estimates and may impact future results of operations and cash flows. Estimates are inherent in determining revenue recognition and associated profits under the percentage of completion method. The value of the Company's investments in marketable securities and investment in the Fund may be subject to significant volatility resulting from fluctuations in capital markets.

NEW ACCOUNTING PRONOUNCEMENT
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, recorded as a gain or loss, depends on the intended use of the derivative and its resulting designation. The statement initially was to be effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In July 1999, the Financial Accounting Standards Board issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activites-deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133." SFAS 137 defers the implementation of SFAS 133 by one year. SFAS 133, as amended by SFAS 137, is effective for the Company's fiscal quarters beginning after January 1, 2001. The Company is currently evaluating if the adoption of SFAS 137 will have a material effect on its financial position or results of operations.




B.   ACQUISITIONS

In August 1998, the Company acquired all of the outstanding capital stock of Excell. This acquisition was accomplished through a merger of the Company's acquisition subsidiary and Excell in an exchange of 1,680,416 shares of the Company's common stock for all outstanding shares of capital stock of Excell. The acquisition has been accounted for using the pooling of interests method of accounting. Transaction costs related to this acquisition which consist primarily of investment banking fees, accounting fees, legal fees and business integration costs were approximately $1.7 million and are included in business combination costs in the accompanying Consolidated Statements of Operations (also see Note G - "Excell Phantom Stock Plan").

In November 1997, the Company acquired all of the outstanding capital stock of Peter Chadwick Holdings Limited ("Peter Chadwick"). This acquisition was accomplished through an exchange of 3,255,731 shares of the Company's common stock for all outstanding shares of capital stock and options to purchase ordinary shares of Peter Chadwick. The acquisition has been accounted for using the pooling of interests method of accounting. Founded in 1987 and based in the United Kingdom, Peter Chadwick specialized in change implementation strategies and performance improvement programs. Peter Chadwick was renamed Cambridge Management Consulting Holdings Limited in July 1998.

The accompanying consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisitions of Excell and Peter Chadwick in accordance with the pooling of interests requirements. All prior period historical consolidated financial statements presented herein have been restated to include the financial position, results of operations, and cash flows of these acquisitions. Costs related to these acquisitions have been charged to business combination costs in the consolidated statements of operations for the period in which the transaction was consummated.

The following information presents certain statement of operations data (in thousands) of the Company, Peter Chadwick, and Excell for the periods prior to the acquisitions. Peter Chadwick and Excell information are presented through September 30, 1997 and June 30, 1998, respectively, which represent the interim period ends nearest to the dates of these acquisitions.


                              Cambridge
                              Technology          Peter                           Combined
                               Partners         Chadwick          Excell            Total
                              ----------        --------         --------         --------
Net revenues for the:

  Nine months ended
   September 30, 1997          $250,501         $ 36,841         $ 22,217         $309,559
  Year ended
    December 31, 1997          $406,672                          $ 31,657         $438,329
  Six months ended
   June 30, 1998               $238,018                          $ 18,588         $256,606

Net income for the:
  Nine months ended
    September 30, 1997         $ 24,623         $  2,365         $    962         $ 27,950
  Year ended
    December 31, 1997          $ 32,929                          $    853         $ 33,782
  Six months ended
   June 30, 1998               $ 41,798                          $    397         $ 42,195

C.   ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (in thousands):

                                                            December 31,
                                                      ----------------------
                                                        1999          1998
                                                      --------      --------

        Contracts in process                          $ 69,229      $ 78,767
        Completed contracts                             67,900        59,366
                                                      --------      --------
                                                       137,129       138,133
        Less: Allowance for doubtful accounts           10,287         4,550
                                                      --------      --------
                                                      $126,842      $133,583
                                                      ========      ========

The Company does not include client reimbursable expenses or other non-trade receivables as a component of net revenues. At December 31, 1999 and 1998, approximately $22.4 million and $19.2 million, respectively, of client reimbursable expenses and other non-trade receivables are included in prepaid expenses and other current assets.

D.   PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                      December 31,
                                               -------------------------
                                                 1999             1998
                                               --------         --------

         Building                              $  1,414         $  1,406
         Equipment                               66,912           54,591
         Furniture and fixtures                  14,662           11,693
         Leasehold improvements                  16,569           11,312
         Motor vehicles                             690              880
         Software and other                         897            1,443
                                               --------         --------
              Total cost                        101,144           81,325
         Less accumulated depreciation           48,017           33,070
                                               --------         --------
                                               $ 53,127         $ 48,255
                                               ========         ========

Depreciation expense for 1999, 1998, and 1997 was $15.6 million, $11.9 million, and $7.2 million, respectively.

E.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses consist of the following (in thousands):

                                                                 December 31,
                                                            -------------------
                                                              1999        1998
                                                            -------     -------

         Accrued payroll and payroll related expenses       $21,562     $20,776
         Contract reserve                                     4,786       5,082
         Other accrued expenses                              23,898      17,877
         Accrued value added tax                              4,725       5,868
                                                            -------     -------
                                                            $54,971     $49,603
                                                            =======     =======

F.   REVOLVING CREDIT FACILITY

In September 1998, the Company obtained a $50.0 million unsecured senior revolving credit facility (the "Facility") through a syndication arrangement committed equally by The Chase Manhattan Bank ("Chase") and Fleet National Bank ("Fleet Bank"). The Facility expires on September 10, 2001 and replaces the Company's previously maintained $20.0 million revolving credit facility that expired on June 30, 1998. The Facility is administered by Chase and carries a commitment fee, payable quarterly in arrears, calculated based on the unused portion of the Facility and a price grid as set forth in the credit agreement. The Facility permits the Company to elect any of three possible interest rate formulas as defined in the credit agreement. Interest is payable in arrears based on an interest period determined by the interest rate elected by the Company. The Facility requires, among other things, the Company to maintain certain financial ratios, including debt service coverage, debt to capital, and net worth. For the year ended

December 31, 1999, the Company was in compliance with the debt to capital and net worth ratio requirements but was not in compliance with the debt service coverage ratio. The Company received a waiver through March 31, 2000 regarding the non-compliance with the debt service coverage ratio. The Company is in the process of renegotiating the terms of the Facility. For the year ended December 31, 1998, the Company was in compliance with these financial ratio requirements. As of December 31, 1999 and 1998, the Company had no balance outstanding under the Facility.


G.   STOCKHOLDERS' EQUITY AND OTHER STOCK-RELATED INFORMATION

AUTHORIZED SHARES
On May 13, 1998, the stockholders of the Company voted to amend to the Company's corporate charter to increase the number of authorized shares of common stock from 120 million shares to 250 million shares.

STOCK OPTION PLANS

Under the Company's amended 1991 Stock Option Plan (the "1991 Option Plan"), the Company may grant incentive stock options to employees and nonqualified stock options to employees, directors, officers, and other key individuals. The Management Resource Committee (the "MRC") of the Board of Directors administers the 1991 Option Plan, subject to approval by the Board of Directors with respect to certain matters. Options granted under the 1991 Option Plan prior to 1997 generally vest ratably over a 48 month period and expire ten years from the date of grant. Options granted under the 1991 Option Plan in 1997 and thereafter generally vest ratably over a 48 month period and expire in installments five to eight years from the date of grant. At December 31, 1999, 1998, and 1997, there were 9,939,985, 13,204,447, and 11,677,140 options outstanding, respectively, under the 1991 Option Plan. At December 31, 1999, 1998, and 1997, options to purchase 4,906,435, 4,725,224, and 4,063,342 shares, respectively, were exercisable under the 1991 Option Plan. In December 1997 the Company's Board of Directors amended the 1991 Option Plan, with subsequent stockholder approval, to increase the number of shares of common stock authorized for issuance under the 1991 Option Plan from 19 million to 23 million.

During 1995, the Company established the 1995 Non-employee Director Stock Option Plan ("Non-employee Director Option Plan"). The Non-employee Director Option Plan authorizes the grant of nonqualified options for up to 150,000 shares of the Company's common stock. Each member of the Company's Board of Directors who was neither (i) an employee nor an officer of the Company or Safeguard Scientific, Inc. ("Safeguard") nor (ii) an affiliate of Technology Leaders II L.P. or any related entity, and was serving on the Company's Board of Directors on March 21, 1995, was granted an option to purchase 30,000 shares of the Company's common stock. Each person who is neither (i) an employee nor an officer of the Company or Safeguard nor (ii) an affiliate of Technology Leaders II L.P. or any related entity, and who is first elected to the Board of Directors after March 21, 1995, is automatically granted, on the date of such election without further action by the Board of Directors, an option to purchase 30,000 shares of the Company's common stock. Options granted under the Non-employee Director Option Plan generally vest ratably over a 48 month period and expire ten years from the date of grant. At

December 31, 1999 and 1998 there were 103,000 options outstanding, and at December 31, 1997 there were 120,000 options outstanding under the 1995 Option Plan. At December 31, 1999, 1998 and 1997, options to purchase 103,000, 95,136, and 73,121 shares, respectively, were exercisable under the Non-employee Director Option Plan.

In November 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "1997 Option Plan") under which the Company may grant nonqualified stock options to purchase up to 450,000 shares of common stock to employees (other than officers) and consultants of the Company. The MRC administers the 1997 Option Plan, subject to approval by the Board of Directors with respect to certain matters. Options granted under the 1997 Option Plan generally vest ratably over a 48 month period and expire in installments five to eight years from the date of grant. At December 31, 1999, 1998, and 1997, there were 130,680, 139,095, and
260,000 options outstanding, respectively, under the 1997 Option Plan. At December 31, 1999, 1998 and 1997, options to purchase 64,882, 34,773 and zero shares, respectively, were exercisable under the 1997 Option Plan.

In October 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "1998 Option Plan") under which the Company may grant nonqualified stock options to purchase up to 5.0 million shares of the Company's common stock to employees of the Company and other key individuals other than members of the Board of Directors or officers of the Company. In December 1999 the Company's Board of Directors amended the 1998 Option Plan to increase the number of shares of common stock authorized for issuance under the 1998 Option Plan from 5.0 million to 11.5 million. The MRC administers the 1998 Option Plan. Unless otherwise provided by the MRC at the time of grant, options granted under the 1998 Option Plan vest ratably over a 48 month period and expire four years from the last vesting date in each year. At December 31, 1999 and 1998, there were 6,886,401 and 1,905,182 options outstanding, respectively, under the 1998 Option Plan. At December 31, 1999 and 1998, options to purchase 1,203,854 and 31,732 shares, respectively, were exercisable under the 1998 Option Plan.

Stock option activity under the Company's stock option plans is summarized as follows:

                                                               Weighted Average
                                                Option          Exercise Price
                                                Shares             Per Share
                                              ----------       ----------------

     Outstanding at December 31, 1996         10,713,955             13.27
         Granted                               6,281,988             29.89
         Exercised                             2,170,050              5.86
         Canceled                              2,768,753             26.31
                                              ----------            ------
     Outstanding at December 31, 1997         12,057,140             20.16
         Granted                              12,189,805             22.14
         Exercised                             1,975,616              9.39
         Canceled                              6,919,605             33.65
                                              ----------            ------
     Outstanding at December 31, 1998         15,351,724             17.39
         Granted                               8,512,910             18.72
         Exercised                             2,462,864             12.10
         Canceled                              4,341,704             18.86
                                              ----------            ------
     Outstanding at December 31, 1999         17,060,066            $18.44
                                              ==========            ======

In October of 1998, in order to re-establish the incentive nature of outstanding stock options with exercise prices greater than the then current fair market value of the Company's common stock, the Company offered to holders of outstanding stock options granted on or after April 24, 1997 the opportunity to exchange those options for options covering an equivalent number of shares with an exercise price of $15.50 per share, the then current fair market value. The Chief Executive Officer and directors of the Company were not eligible to participate in the exchange. The table above reflects the cancellation and re-issuance of options to purchase 5,236,670 shares of common stock in 1998 in connection with the option exchange. The new options vest in accordance with the vesting schedule of the options they replaced, but cannot be exercised until October 15, 1999, in the case of the Company's executive vice presidents, senior vice presidents, vice presidents, and associate vice presidents, and until April 15, 1999, in the case of all other employees who participated in the option exchange.

The above table also reflects the cancellation and re-issuance of options to purchase 2,051,286 shares of common stock in 1997 under the 1991 Option Plan. These re-issued options were granted in April 1997 at fair market value in exchange for options granted from October 1996 through March 1997 with exercise prices above April 1997 fair market values. Vesting schedules for these options re-started at April 1997 and option lives were shortened compared to the original grants.

The following summarizes information about the Company's stock options outstanding at December 31, 1999:


                              Options Outstanding                             Options Exercisable
-----------------------------------------------------------------------------------------------------
                                        Weighted Average     Weighted                        Weighted
                          Number            Remaining         Average          Number        Average
       Range of         Outstanding        Contractual       Exercise       Exercisable      Exercise
    Exercise Price      at 12/31/99           Life             Price        at 12/31/99       Price
-----------------------------------------------------------------------------------------------------

$  .16 - $ 1.67            240,792         2.4 Years           $ .69           240,792         $ .69
  3.09 -   6.32            364,957         4.2 Years           $5.53           364,957         $5.53
 10.00 -  14.44          2,237,880         7.3 Years          $13.75           313,790        $11.03
 15.34 -  22.88          9,921,216         5.9 Years          $17.68         4,924,354        $17.71
 23.19 -  34.00          3,863,927         7.7 Years          $23.53           224,085        $25.48
 35.00 -  49.60            431,294         5.9 Years          $35.57           210,193        $35.58
-----------------------------------------------------------------------------------------------------
$  .16 - $49.60         17,060,066         6.4 Years          $18.44         6,278,171        $16.89
=====================================================================================================

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its option plans. Accordingly, no compensation expense has been recognized. Had compensation expense for the Company's stock option plans and employee stock purchase plan been determined based on the fair value at the grant date for awards under these plans consistent with the methodology required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's consolidated net income and net income per share would have been reduced to the pro forma amounts indicated as follows for the years ended December 31, 1999, 1998, and 1997 (in thousands except per share data):


                                                                1999                1998               1997
                                                            ----------          ----------         ----------
As reported net income                                      $    2,119          $   51,940         $   33,782
Pro forma net income (loss) for SFAS 123                    $  (15,046)         $   24,133         $   27,092

Net income (loss) per share:
    As reported basic net income per share                  $      .04          $      .90         $      .62
    Pro forma basic net income (loss) per
        share for SFAS 123                                  $     (.25)         $      .42         $      .50

    As reported diluted net income (loss) per share         $      .03          $      .83         $      .55
    Pro forma diluted net income (loss) per
        share for SFAS 123                                  $     (.25)         $      .38         $      .45

The effects of applying SFAS 123 in this disclosure are not indicative of future amounts. Additional grants in future years are anticipated.

The following weighted average assumptions were used by the Company to determine the fair value of stock options granted using the Black-Scholes options-pricing model:

                                         1999        1998        1997
                                        ------      ------      ------

Expected volatility                        73%         52%         45%
Average expected option life             4 Years     4 Years     5 Years
Average expected life for employee
    stock purchase plan shares           .5 Year     .5 Year     .5 Year
Risk-free interest rate                    5.8%        4.5%        6.2%
Dividend yield                              0%          0%          0%

The weighted average grant date fair value of options granted under the stock option plans was $11.13 in 1999, $8.80 in 1998, and $12.59 in 1997. The weighted average fair value of shares issued under the employee stock purchase plan was $7.83 in 1999, $13.40 in 1998, and $4.81 in 1997. The pro forma expense amounts assume that the fair value assigned to the option grants was amortized over the vesting period of the options, which is approximately four years, while the fair value assigned to grants under the Employee Stock Purchase Plan was recognized in full at the various dates of grant.

EMPLOYEE STOCK PURCHASE PLAN
On December 14, 1994, the Board of Directors adopted the Company's 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was subsequently approved by stockholders at the annual meeting of stockholders in May 1995. The Company has authorized 1,500,000 shares of the Company's common stock for purchases under the Stock Purchase Plan. The Stock Purchase Plan permits eligible employees to purchase shares of common stock, subject to limitations provided by
Section 423(b) of the Internal Revenue Code, through accumulated payroll deductions. Each participating employee may purchase up to 1,500 shares per payment period and purchases by any one employee may not exceed $25,000 in fair market value of the stock purchased in any one year. The purchases are made twice per year at a price equal to the lesser of (i) 85% of the average market price of the Company's common stock on the first business day of the payment period and (ii) 85% of the average market price of the Company's common stock on the last day of the payment period. Annual payment periods consist of two six-month periods, January 15 through July 14 and July 15 through January 14. For the years ended December 31, 1999, 1998, and 1997, 445,763, 231,365, and
211,734 shares of common stock, respectively, were issued under the Stock Purchase Plan. At December 31, 1999 457,365 shares were available for future grant.

RESTRICTED STOCK
On August 27, 1999 the Board of Directors approved the issuance of 300,000 shares of restricted stock to the Chief Executive Officer at par value. The restricted stock will vest as follows: (i) 100,000 shares on December 31, 2000,
(ii) 100,000 shares on the earlier to occur of either July 31, 2002 or the first date on which the closing price of the Company's common stock equals or exceeds $28.876, and (iii) 100,000 shares on the earlier to occur of either January 31, 2003 or the first date on which the closing price of the Company's common stock equals or exceeds $36.095.

The Company recorded deferred compensation of $4.3 million related to the hiring of its Chief Executive Officer and compensation expense of $666,000 was recognized for the year ended December 31, 1999.

PREFERRED STOCK
The Company's certificate of incorporation was amended and restated, in December 1992, to increase the number of authorized shares of capital stock to include two million shares of preferred stock, par value $.01 per share, in one or more series. The Board of Directors is authorized, subject to certain limitations prescribed by law, to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series. The Company has not issued and, except pursuant to the preferred stock purchase rights described in the Rights Plan section of this note, has no present plans to issue any shares of preferred stock.

WARRANTS
In December 1992, the Company issued warrants to Safeguard Scientifics, Inc. for the purchase of 900,000 shares of common stock at a price of $2.00 per share. The warrants vested immediately and were exercisable for a five-year period from the date of issuance. In December 1997, all warrants were exercised for common stock.

DIVIDENDS
The Facility prohibits the Company from paying any dividends or making any distributions either in cash or in kind on any class of its capital stock without prior consent of Chase as administrator of the Facility (see Note F). The Company currently intends to retain future earnings for use in its business and, therefore, does not expect to pay dividends in the foreseeable future.

Dividends may also be restricted by the inability to liquidate ownership interests in the Fund to pay cash dividends. At December 31, 1999, approximately $17.1 million of consolidated retained earnings relates to undistributed gains on the Company's equity method investment in the Fund.

Dividend distributions made by Peter Chadwick were made in accordance with the Peter Chadwick shareholder agreements in effect prior to the acquisition, and amounted to $1.2 million and $3.0 million for the years ended December 31, 1998 and 1997, respectively. At December 31, 1997, the $1.2 million of dividend distribution paid in the first quarter of 1998 was included in other current liabilities reflecting Peter Chadwick's dividend obligations up to the date of acquisition in accordance with the Peter Chadwick shareholder agreements in effect prior to the acquisition.

Dividend distributions made by Excell prior to the acquisition were principally for reimbursement of income tax liabilities of its former stockholders due to Excell's S-Corporation tax status prior to the acquisition.

RIGHTS PLAN


On June 23, 1997, the Board of Directors of the Company approved and adopted a Rights Plan pursuant to a Rights Agreement which was amended on September 30, 1998, and in connection therewith, declared a dividend of one preferred stock purchase right for each outstanding share of the Company's common stock, which dividend was paid on July 3, 1997 to holders of record of the Company at the close of business on July 3, 1997. One preferred stock purchase right is also attached to each share of the Company's common stock issued after July 3, 1997. The rights are not presently transferable separate from the share of common stock with respect to which they were issued. The rights are subject to adjustment and become exercisable upon the occurrence of certain events described in the Rights Agreement. In general, the Company is entitled to redeem the rights at $.01 per right. The rights will expire on June 23, 2007, unless earlier redeemed or exchanged. As part of the Rights Plan, the Company designated 100,000 shares of its preferred stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the rights.

EXCELL PHANTOM STOCK PLAN
Excell maintained a 1996 Class I Phantom Stock Plan ("Phantom Plan") under which Excell granted nonqualified phantom stock units to qualifying employees. The Phantom Plan entitled a holder to surrender the units for cash equal to the defined per-unit amount derived from net income of Excell over the holding period of the units. The Phantom Plan also provided for a five-year vesting period along with other restrictions regarding redemption. The Phantom Plan also contained provisions related to payments to holders of units based on a defined market value if Excell was sold or a major change in ownership (collectively a "change in control") occurred, as defined under the Phantom Plan agreement. The acquisition of Excell by the Company qualified as a change in control under the Phantom Plan. As a result, upon consummation of the acquisition, the Company recorded a charge to operations of $6.7 million for the year ended December 31, 1998, which is included in business combination costs, representing amounts owed to Phantom Plan participants as of the closing date of the Excell acquisition. In accordance with the Phantom Plan, as a result of the acquisition, the Phantom Plan was terminated.


H.   LEASE COMMITMENTS

In January 1998, the Company entered into a lease for an approximately 177,000 square foot building, which is located in Cambridge, Massachusetts, and houses the Company's Northeast operations, new employee training facility, and corporate departments. The lease agreement is for a ten-year period, which commenced in June 1999, and is renewable for two additional five-year terms.

On June 4, 1992, the Company entered into, among other building and equipment leases, a lease for a building in Cambridge, Massachusetts. This facility previously housed part of its Northeast operations and corporate departments. The building is owned by a trust, the sole beneficiary of which is the Chairman of the Board of Directors of the Company. The initial lease term expires in August 2007. Beginning in 1999, this facility is being subleased through its remaining lease term. The Company's lease for its Allston, Massachusetts facility, which housed the remainder of its Northeast operations, terminated effective June 30, 1999.

Minimum future lease commitments under non-cancelable operating leases for buildings and equipment in effect at December 31, 1999, are presented as follows (in thousands):

         2000                                     $  18,943
         2001                                        17,149
         2002                                        15,115
         2003                                        12,472
         2004                                         9,855
         Thereafter                                  27,629
                                                  ---------
              Total minimum lease payments        $ 101,163
                                                  =========

For the years ended December 31, 1999, 1998, and 1997, rental expense under all leases was approximately $17.0 million, $15.6 million and $11.0 million, respectively, of which approximately $833,000, $814,000 and $765,000, respectively, were paid to the trust described above.


I.   OTHER COSTS

Other costs consist of the following (in thousands):

                                                       1999             1998             1997
                                                     --------         --------         --------

         Facility costs and related expenses         $ 81,801         $ 58,881         $ 43,920
         Non-billable project expenses                 38,617           34,597           19,080
         Non-billable staff costs                      39,115           21,412           15,479
         Education and training                        22,964           12,080            6,103
                                                     --------         --------         --------
                                                     $182,497         $126,970         $ 84,582
                                                     ========         ========         ========

J.   INCOME TAXES

The components of income (loss) before income taxes and the related provision for income taxes for the years ended December 31, 1999, 1998, and 1997 are presented below (in thousands):

                                                1999              1998              1997
                                              --------          --------          --------
Income (loss) before income taxes:
         Domestic                             $(25,435)         $ 57,071          $ 49,340
         Foreign                                28,853            26,033             9,496
                                              --------          --------          --------
                                              $  3,418          $ 83,104          $ 58,836
                                              ========          ========          ========
Provision (benefit) for income taxes:
         Current:
              Federal                         $ (7,098)         $ 19,955          $ 17,769
              Foreign                           11,143             9,682             3,881
              State                               --               2,623             3,741
                                              --------          --------          --------
                                                 4,045            32,260            25,391
         Deferred:
              Federal                           (2,530)           (1,009)             (308)
              Foreign                             --                --                  10
              State                               (216)              (87)              (39)
                                              --------          --------          --------
                                                (2,746)           (1,096)             (337)
                                              --------          --------          --------
         Total                                $  1,299          $ 31,164          $ 25,054
                                              ========          ========          ========

The Company's deferred tax assets and (liabilities) are comprised of the following as of December 31, 1999 and 1998 (in thousands):

                                                 1999              1998
                                               --------          --------

         Net operating losses                  $  7,677          $   --
         Bad debt reserves                        1,196               838
         Vacation accrual                         1,493               631
         Contract reserves                        1,353              --
         Research credits                         5,570              --
         Fixed asset depreciation                (1,567)             (485)
         Cash to accrual adjustments               (615)           (1,174)
         Unrealized gain on investment          (11,505)           (1,033)
         Other accruals                             264             1,593
                                               --------          --------
                                               $  3,866          $    370
                                               ========          ========

Included in unrealized gain on investment at December 31, 1999 and 1998 is a deferred tax liability of $29,000 and $753,000, respectively, related to an increase in the basis of an investment recorded as part of comprehensive income reflected in the Consolidated Statements of Stockholders' Equity. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," this deferred tax liability amount is not included in the provision for income taxes.

The table below reconciles the expected U.S. federal statutory income tax rate to the recorded income tax rate:

                                                1999              1998              1997
                                            --------          --------          --------
   U.S. statutory tax rate @ 35%            $  1,196          $ 29,086          $ 20,593
   State income taxes, net of
       federal income tax benefit                149             1,829             2,931
   Goodwill amortization                         251               249               235
   Meals and entertainment                     1,049             1,662               530
   Foreign tax credits                           420              --                (824)
   Research credits                           (1,735)           (1,662)             --
   Non-taxable S-Corporation income             --                (416)             (353)
   Other, net                                    (31)             (332)             (235)
                                            --------          --------          --------
   Effective tax rate before non-
       deductible pooling costs                1,299            30,416            22,877
   Non-deductible pooling costs                 --                 748             2,177
                                            --------          --------          --------
       Effective tax rate                   $  1,299          $ 31,164          $ 25,054
                                            ========          ========          ========


At December 31, 1999 the Company has a $ 26.0 million net operating loss carryover of which $14.7 million relates to employee stock option deductions which do not benefit the tax provision. Any future benefit will be recorded as an increase to additional paid in capital.


During the period from April 1, 1996 through August 31, 1998 (the date of the Company's acquisition of Excell), Excell elected to be treated as an S-Corporation for income tax reporting purposes. Under this election, Excell's individual stockholders are deemed to have received a pro rata distribution of taxable income of Excell (whether or not an actual distribution was made), which is included in each stockholder's taxable income. Accordingly, Excell did not provide for income taxes during the period from April 1, 1996 through August 31, 1998. Excell's S-Corporation tax reporting status was terminated on the date of acquisition and therefore, the undistributed earnings of Excell, as of the date of acquisition, were reclassified to additional paid-in capital as of August 31, 1998. Pro forma net income per share data is presented below to reflect the pro forma increase to historical income taxes related to Excell as if Excell was a C-Corporation for tax reporting purposes during those periods.

                                                              1998            1997
                                                            -------         -------
Pro forma data (unaudited):
   Historical income before income taxes                    $83,104         $58,836
   Provision for income taxes:
      Historical income taxes                                31,164          25,054
      Pro forma increase to historical income taxes             195             437
                                                            -------         -------
   Pro forma net income                                     $51,745         $33,345
                                                            =======         =======

   Pro forma basic net income per share                     $   .90         $   .62
                                                            =======         =======
   Pro forma diluted net income per share                   $   .83         $   .55
                                                            =======         =======

K.   NET INCOME PER SHARE

The following table presents the calculation of per share earnings for the years ended December 31, 1999, 1998, and 1997 (in thousands except per share data):

                                                         1999            1998            1997
                                                       -------         -------         -------

Net income                                             $ 2,119         $51,940         $33,782
                                                       =======         =======         =======

Basic:
    Weighted average common shares outstanding          60,004          58,079          54,632
                                                       =======         =======         =======
    Net income per common share                        $   .04         $   .90         $   .62
                                                       =======         =======         =======

Diluted:
    Weighted average common shares outstanding          60,004          58,079          54,632
    Dilutive effects of stock options,
         restricted stock, and warrants                  1,741           5,222           6,143
                                                       -------         -------         -------
    Weighted average common and common
        equivalent shares outstanding                   61,745          63,301          60,775
                                                       =======         =======         =======
    Net income per common and common
        equivalent share                               $   .03         $   .83         $   .55
                                                       =======         =======         =======

At December 31, 1999, 1998 and 1997 outstanding options to purchase approximately 7,015,174, 4,906,686, and 2,825,606 shares, respectively, were excluded from the computation of diluted EPS because the effects of these option shares were anti-dilutive.


L.   EMPLOYEE BENEFIT PLANS

In 1992, the Company established a savings and profit-sharing plan (the "401(k) Plan") covering substantially all of the Company's employees. The 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Company may elect to make contributions under the 401(k) Plan. Starting in 1994, the Company elected to make matching contributions based on a percentage of employees' contributions, subject to limitations as defined in the 401(k) Plan. Company matching contributions made under the 401(k) Plan amounted to $2.9 million, $2.3 million, and $1.3 million in 1999, 1998, and 1997, respectively.

Cambridge-Switzerland sponsors a defined contribution retirement plan (the "Switzerland Plan") for its employees. Under the Switzerland Plan, employees can contribute between 5% to 11% of salary depending on age and other factors. All employee contributions are matched by Cambridge-Switzerland. Employer matching contributions amounted to $504,000, $225,000, and $188,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

In 1992, Enterprise Resource Solutions, Inc. ("ERS"), a subsidiary of the Company, established a savings and profit-sharing plan (the "ERS Profit-sharing Plan") covering substantially all of

ERS' employees. The ERS Profit-sharing Plan was qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. ERS could elect to make contributions under the ERS Profit-sharing Plan. ERS elected to make matching contributions based on a percentage of employees' contributions. The Company completed the rollover of assets held under the ERS Profit-sharing Plan to the 401(k) Plan in January 1998. ERS' matching contributions amounted to $538,000 for the year ended December 31, 1997.

Excell maintains a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. Under this plan, employees may elect to defer a portion of their compensation subject to Internal Revenue Code defined limitations. Employees are eligible to participate in the plan after they have worked for Excell for 90 days. Excell did not provide any matching based on employee contributions.

M.   COMMITMENTS AND CONTINGENCIES

On August 31, 1998, the Company acquired Excell Data Corporation ("Excell"). On November 19, 1998, certain of the former shareholders of Excell filed a lawsuit against the Company in the United States District Court for the District of Massachusetts. The complaint alleged breach of contract, violation of federal securities laws, common law fraud, and negligent misrepresentation in connection with the Excell acquisition and sought unspecified damages. In February 1999, the Company filed a counterclaim against such former stockholders of Excell which alleges breach of contract. On March 2, 2000, the United States District Court for the District of Massachusetts granted Cambridge's motion for summary judgment, dismissing the complaints of the former shareholders of Excell in their entirety.

In March and April 1999, certain stockholders of the Company filed ten separate class action lawsuits against the Company and certain of the Company's officers in the United States District Court for the District of Massachusetts. These suits have since been consolidated by the court. The suits allege misrepresentations and omissions regarding the Company's future growth prospects and progress of the Company's reorganization in violation of federal securities laws. The suits seek unspecified damages. The Company believes that the plaintiffs' claims are without merit and intends to vigorously defend the lawsuits.

The Company is involved in litigation and various other legal matters, which have arisen in the ordinary course of business. The Company does not believe that the ultimate resolution of any such existing matter will have a material adverse effect on its financial condition, results of operations, or cash flows.

N.   CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.

The Fund was formed in October 1997 as a limited partnership with committed capital of approximately $25.3 million. The Fund's goal is capital appreciation and is intended to invest in expansion-stage, private companies providing products and services within the technology industry. A wholly owned subsidiary of the Company acts as the general partner of the Fund's general partner. The Company's ownership interest in the Fund, of approximately 24%, is accounted for using the equity method of accounting. The Company's total capital commitment to the Fund is approximately $6.0 million, of which $4.9 million has been contributed through December 31, 1999. The carrying value of the Company's investment in the fund was approximately $33.2 million and $2.7 million respectively at December 31, 1999 and 1998 and is included in other assets in the consolidated balance sheet. The increase in the carrying value of the Company's investment in the Fund in 1999 is primarily a result of unrealized changes in the fair value of securities in the Fund's investment portfolio. During 1999, the Company has received approximately $2.2 million of distributions from the Fund in the form of securities.


Summarized financial information of the Fund is presented as follows (in thousands):


                                       December 31,
                                  1999             1998
                                --------         --------

Current assets                  $139,472         $ 11,141
Non-current assets                  --               --
                                --------         --------
Total assets                    $139,472         $ 11,141
                                ========         ========

Current liabilities             $     20         $     22
Non-current liabilities             --               --
                                --------         --------
Total liabilities               $     20         $     22
                                ========         ========

                                                 Years Ended December 31,
                                             1999          1998          1997
                                          ---------     ---------     ---------

Net realized gains                        $   7,399     $    --       $    --
Net increase in unrealized
     appreciation of investments            118,336         4,012          --
Net loss from operations                       (656)         (685)         (129)
Cumulative effect of
     accounting change                         (151)         --            --
                                          ---------     ---------     ---------
Net increase in partners' capital         $ 124,928     $   3,327     $    (129)
                                          =========     =========     =========

O.   SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information are presented as follows (in thousands):

                                                   1999            1998            1997
                                                -------         -------         -------

         Cash paid during the year for:
              Interest                          $   118         $   199         $   232
              Income taxes                       16,990          11,171           5,503


P.   OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

In the fourth quarter of 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company is managed in two operating segments: North America and International. The North American operating segment consists of e-business, systems integration, and consulting services in the United States and Canada, while the International operating segment consists of e-business, systems integration, and consulting services outside of North America.

The Company evaluates each segment's performance based on revenues and income from operations. For 1999 segment reporting purposes, total corporate revenues, depreciation/amortization expense, income from operations, fixed asset additions and assets have been included in North America. The investment in the Fund of $33.2 million, $2.7 million and $295,000 is included in total assets for North America at December 31, 1999, 1998, and 1997, respectively. For segment reporting purposes in prior periods, corporate revenues, depreciation/amortization expense and income from operations had been allocated to each segment based on the proportionate operating income of each segment. Prior period revenues, depreciation/amortization expense, and income from operations have been reclassified to conform with current period presentation.

Information about the Company's operating segments is presented as follows (in thousands):


                                             1999          1998         1997
                                           ---------     ---------    ---------

Revenues:
   North America                           $ 404,808     $ 421,608    $ 307,512
   International                             223,303       190,433      130,817
                                           ---------     ---------    ---------
Consolidated                               $ 628,111     $ 612,041    $ 438,329
                                           =========     =========    =========

Depreciation and amortization:
   North America                           $  13,130     $   9,386    $   6,547
   International                               3,479         3,460        2,215
                                           ---------     ---------    ---------
Consolidated                               $  16,609     $  12,846    $   8,762
                                           =========     =========    =========

Income (loss) from operations:
   North America                           $ (48,556)    $  54,184    $  46,150
   International                              16,607        26,823       10,796
                                           ---------     ---------    ---------
    Consolidated income (loss)
      from operations                        (31,949)       81,007       56,946
   Other income                               35,367         2,097        1,890
                                           ---------     ---------    ---------
Consolidated income before income taxes    $   3,418     $  83,104    $  58,836
                                           =========     =========    =========

Fixed asset additions:
   North America                           $  16,788     $  18,082    $  17,745
   International                               4,589         5,966        5,344
                                           ---------     ---------    ---------
Consolidated                               $  21,377     $  24,048    $  23,089
                                           =========     =========    =========

Total assets :
   North America                           $ 270,749     $ 257,617    $ 185,845
   International                              96,925        93,589       56,576
                                           ---------     ---------    ---------
Consolidated                               $ 367,674     $ 351,206    $ 242,421
                                           =========     =========    =========

Geographic information of the Company is as follows (in thousands):


                                           1999           1998           1997
                                        ---------      ---------      ---------

Revenues:
   North America                        $ 404,808      $ 421,608      $ 307,512
   Europe                                 192,711        172,650        121,630
   Latin America                           15,679         11,795          8,852
   Asia Pacific                            14,913          5,988            335
                                        ---------      ---------      ---------
Consolidated                            $ 628,111      $ 612,041      $ 438,329
                                        =========      =========      =========

Income (loss) from operations:
   North America                        $ (48,556)     $  54,184      $  46,150
   Europe                                  17,093         28,402         13,470
   Latin America                           (2,409)        (1,778)          (827)
   Asia Pacific                             1,923            199         (1,847)
                                        ---------      ---------      ---------
Consolidated                            $ (31,949)     $  81,007      $  56,946
                                        =========      =========      =========

Total long-lived assets:
   North America                        $  84,799      $  53,214      $  34,176
   Europe                                  10,275         11,158          9,336
   Latin America                            1,030          1,249            322
   Asia Pacific                             1,888            606             32
                                        ---------      ---------      ---------
Consolidated                            $  97,992      $  66,227      $  43,866
                                        =========      =========      =========



Revenues to external customers are based on the location of the customer.
North American operations consist of services provided in the United States and Canada. European operations consist of services provided primarily in the United Kingdom, the Netherlands, Switzerland, Sweden, Norway, Denmark, Ireland, Germany, France, Austria, and Italy which have similar business environments. Latin American operations consist of services provided primarily in Mexico, Puerto Rico, Brazil, Venezuela, and Columbia. Asia Pacific operations consist of services provided primarily in Japan, Australia, and India. There are no intraenterprise sales for the periods presented. Corporate revenue, income from operations and long-lived assets have been included in North America. No customer of the Company accounted for 5% or more of the Company's revenues for any of the periods presented.

Q.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents unaudited quarterly financial information for the years ended 1999 and 1998 (in thousands, except per share data):


                                                                       Quarters Ended
                                -----------------------------------------------------------------------------------------------
                                       March 31,               June 30,              September 30,            December 31,
                                ---------------------   ----------------------   ---------------------   ----------------------
                                   1999        1998        1999         1998        1999        1998        1999         1998
                                ---------   ---------   ---------    ---------   ---------   ---------   ---------    ---------

Revenues                        $ 151,373   $ 142,223   $ 163,496    $ 156,578   $ 168,235   $ 153,074   $ 145,007    $ 160,166

Income (loss) from operations      11,138      20,117      (1,538)      22,078      11,450      13,831     (52,999)      24,981

Income (loss) before
  income taxes                     12,031      20,529       1,917       22,577      17,317      14,821     (27,847)      25,177

Net income (loss)                   7,459      12,480       1,189       13,534      10,736       9,675     (17,265)      16,251

Basic net income (loss)
  per share                           .13         .22         .02          .23         .18         .17        (.28)         .28

Diluted net income (loss)
   per share                          .12         .20         .02          .21         .18         .16        (.28)         .26